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Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2012

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
AB Partners C.V	Netherlands
Activision Blizzard Benelux B.V	Netherlands
Activision Blizzard Deutschland GmbH	Germany
Activision Blizzard France SAS	France
Activision Blizzard Pty Limited	Australia
Activision Blizzard UK Limited	U.K.
Activision Publishing, Inc	U.S.—Delaware
ATVI C.V	Netherlands
Blizzard Entertainment Korea Limited	Korea
Blizzard Entertainment SAS	France
Blizzard Entertainment, Inc	U.S.—Delaware
Coöperatie Activision Blizzard International U.A	Netherlands

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  Exhibit 21.1
MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2012